UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2014

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27488	94-3136539
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Experimental Station
Route 141 & Henry Clay Road
Building E336
Wilmington, DE	19880
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

(b) and (c)

Appointment of Certain Officers

Effective October 16, 2014, the Board of Directors of Incyte Corporation (the “Company”) appointed David W. Gryska as Executive Vice President and Chief Financial Officer of the Company, with such appointment to be effective October 31, 2014.

Mr. Gryska, age 58, most recently served as an independent consultant and serves as member of several public company boards of directors.  My Gryska served as the Chief Operating Officer and a Director of Myrexis, Inc., a biotechnology company, from May 2012 to December 2012.  From December 2006 to October 2010, Mr. Gryska served as Senior Vice President and Chief Financial Officer of Celgene Corporation, a biopharmaceutical company.  From October 2004 to December 2006, Mr. Gryska was a principal at Strategic Consulting Group.  Previously, Mr. Gryska served at Scios, Inc., a biopharmaceutical company, as Senior Vice President and Chief Financial Officer from 2000 to 2004, and as Vice President of Finance and Chief Financial Officer from 1998 to 2000.  From 1993 to 1998, Mr. Gryska served as Vice President, Finance and Chief Financial Officer at Cardiac Pathways.  Prior to Cardiac Pathways, Mr. Gryska served as a partner at Ernst & Young.  Mr. Gryska holds a B.A. in Accounting and Finance from Loyola University and an M.B.A. from Golden Gate University.

Mr. Gryska’s employment will be on an at-will basis.  As Executive Vice President and Chief Financial Officer of the Company, Mr. Gryska will receive a base salary of $535,000 and will have a target cash bonus opportunity under the Company’s annual Incentive Compensation Plan (“ICP”) equal to 50% of his base salary (with the bonus under the ICP for the year ending December 31, 2014 to be prorated based on months employed).  Upon commencement of employment, Mr. Gryska will receive (i) a $50,000 signing bonus, (ii) a stock option award with an aggregate value as of the grant date, determined under generally accepted accounting principles consistent with the valuation of the Company’s stock option awards, of $1,575,000, and, consistent with the Company’s stock option awards to its executive officers, with a term of seven years and becoming exercisable as to one-third of the shares on the first anniversary of the date of grant, with the remaining shares vesting ratably thereafter over the following two years, with vesting subject to acceleration under certain circumstances relating to a change in control of the Company, and (iii) a grant of Restricted Stock Units (“RSUs”) to acquire the number of shares of the Company’s common stock calculated by dividing $525,000 by the closing price of the common stock on the date of grant (and rounding down to the nearest whole share), which RSUs will vest in full on the third anniversary of the grant date, with vesting subject to acceleration under certain circumstances relating to a change in control of the Company.

Upon employment, in accordance with the Company’s customary practice, Mr. Gryska will enter into an Employment Agreement, which will provide for certain payments and benefits in the event of termination of employment with the Company in connection with a change in control of the Company and will be in the same form as the Company’s employment agreement with its other Executive Vice Presidents.  A description of the Company’s employment agreements with its Executive Vice Presidents is set forth in the Company’s proxy statement on Schedule 14A for its annual meeting of stockholders held on May 28, 2014 under the caption “Executive Compensation—Employment Contracts, Termination of Employment and Change-in-Control Arrangements—Agreements with other Named Executive Officers” and is incorporated herein by reference.  In accordance with the Company’s customary practice, the Company and Mr. Gryska will also enter into an Indemnity Agreement, which requires the Company to indemnify him against certain liabilities that may arise in connection with his status or service as an office. The foregoing description is qualified in its entirety by the full text of the form of Employment Agreement, which has been filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012), and the form of Indemnity Agreement, which has been filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 33-68138)).

There are no arrangements or understandings between Mr. Gryska and any other persons pursuant to which he was selected as Chief Financial Officer.  Mr. Gryska has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Departure of Certain Officers

Effective on the date that Mr. Gryska commences employment with the Company, David C. Hastings will no longer serve as Executive Vice President and Chief Financial Officer of the Company.  Mr. Hastings has agreed to remain as an employee through the end of November 2014 to assist with the transition of responsibilities.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                        Press release of the Company dated October 17, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2014

INCYTE CORPORATION

	By:	/s/ Eric H. Siegel
Eric H. Siegel
Executive Vice President and
General Counsel